CONSECO, INC. AND SUBSIDIARIES
                                                                   Exhibit 12.1
               Computation of Ratio of Earnings to Fixed Charges
                      and Preferred Dividends for the years
                     ended December 31, 2006, 2005 and 2004
                              (Dollars in millions)

                                                                                 2006           2005            2004
                                                                                 ----           ----            ----
Pretax income from operations:
    Net income...........................................................      $ 96.5          $324.9          $294.8
    Add income tax expense...............................................        55.8           178.5           159.3
                                                                               ------          ------          ------

       Pretax income from operations.....................................       152.3           503.4           454.1
                                                                               ------          ------          ------

Add fixed charges:
    Interest expense on corporate debt...................................        52.9            48.1            71.5
    Interest expense on investment borrowings............................        20.6            10.2             8.0
    Interest added to policyholder account balances......................       426.8           419.9           410.4
    Portion of rental (a)................................................        13.2            12.6            13.5
                                                                               ------          ------          ------

       Fixed charges.....................................................       513.5           490.8           503.4
                                                                               ------          ------          ------

       Adjusted earnings.................................................      $665.8          $994.2          $957.5
                                                                               ======          ======          ======

          Ratio of earnings to fixed charges.............................       1.30X           2.03X           1.90X
                                                                                =====           =====           =====

Fixed charges............................................................      $513.5          $490.8          $503.4

Add dividends on preferred stock, including dividends on
    preferred stock of subsidiaries (divided by the ratio of
    income to pretax income).............................................        60.0            58.9           100.9
                                                                               ------          ------          ------

       Fixed charges plus preferred dividends............................      $573.5          $549.7          $604.3
                                                                               ======          ======          ======

       Adjusted earnings.................................................      $665.8          $994.2          $957.5
                                                                               ======          ======          ======

          Ratio of earnings to fixed charges and preferred
              dividends..................................................       1.16X           1.81X           1.58X
                                                                                =====           =====           =====

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(a)  Interest portion of rental is estimated to be 33 percent.
